Exhibit 10.2

                            SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT dated as of the 1st day of November, 2004,

BETWEEN:

            LEVIN INDUSTRIES LTD., a British Columbia company with an office located at 315 East 2nd Avenue, Vancouver, British Columbia, V5T 1B9, Canada

            (the "Purchaser")

AND:

            SIMON LEVIN, a businessman of 1108 - 1529 West Pender Street, Vancouver, British Columbia, V6G 3J3

            (the "Shareholder")

WHEREAS:

A. The Shareholder is the registered and beneficial owner of a certain number of common shares in the capital of ANK Apparel Source Inc. (the "Shares"), which represent a 16% interest in ANK Apparel Source Inc.;

B. The Shareholder wishes to sell, and the Purchaser wishes to purchase, the Shares pursuant to the terms and conditions of this agreement;

      NOW THEREFORE THIS AGREEMENT WITNESSES that for and in consideration of $1.00 and other good and valuable consideration paid by each party to the other, the receipt and sufficiency of which are acknowledged, the parties covenant and agree as follows:

1. The Shareholder agrees to sell and the Purchaser agrees to purchase the Shares for and at a price of CDN$50,000 at the date of this agreement (the "Purchase Price").

2. The Purchaser will deliver to the Shareholder a promissory note in the principal amount of CDN$50,000 (the "Promissory Note") as consideration for the transfer of the Shares.

3.    The Shareholder represents and warrants to the Purchaser that:

      a. The Shareholder owns the Shares as the legal and beneficial owner thereof, free of all liens, claims, charges and encumbrances of every nature and kind whatsoever. The Shares are fully paid and non-assessable and the Shareholder has due and sufficient right and authority to enter into this agreement and to transfer the legal and beneficial title and ownership of the Shares to the Purchaser.


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      b.    No person, firm or corporation has any agreement or option or a right capable of becoming an agreement for the purchase of the Shares, with the exception of this agreement.

4. The effective date of sale and purchase of the Shares will be November 1, 2004 (the "Closing").

5.    At the Closing,

      a. the Shareholder will deliver to the Purchaser the share certificates, duly endorsed for transfer, representing the Shares, and

      b. the Purchaser will deliver the Promissory Note to the Shareholder, which represents the full consideration for the Purchase Price.

6. This agreement will enure to the benefit of and will be binding upon the parties and their respective successors and assigns.

7.    Time will be of the essence of this agreement.

8. The parties will sign such further assurances and other documents and instruments and do such further and other things as may be necessary to implement and carry out the intent of the agreement.


      IN WITNESS WHEREOF the parties have signed this Share Purchase Agreement as of the day and year first above written.



Levin Industries Ltd.

Per:

/s/ SIMON LEVIN                                /s/ SIMON LEVIN
--------------------                           --------------------
Authorized Signatory                           Simon Levin